Exhibit 5

LAW OFFICES OF

FISHER THURBER LLP

A Limited Liability Partnership Including Professional Corporations

Of Counsel	4225 Executive Square
F. Marshall Thurber	Suite 1600	Telephone (858) 535-9400
F. Kevin Loughran	La Jolla, California 92037-1483	Fax (858) 535-1616

January 22, 2007

Natural Alternatives International, Inc.

1185 Linda Vista Drive

San Marcos, California 92078

Attn: John Reaves, Chief Financial Officer

Re:	Registration Statement on Form S-8 for Shares of Common Stock, par value $0.01 per share, of Natural Alternative International, Inc.

Gentlemen:

We have acted as special counsel to Natural Alternatives International, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), to be filed with the United States Securities and Exchange Commission by the Company on or about January 22, 2007. The Registration Statement will seek to register an additional 100,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), for issuance pursuant to the Company’s 1999 Omnibus Equity Incentive Plan (the “1999 Incentive Plan”), and an additional 25,000 shares of Common Stock for issuance pursuant to the Company’s 1999 Employee Stock Purchase Plan (“1999 Purchase Plan”).

For purposes of rendering this opinion, we have examined the Registration Statement and made such other legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examinations, we have examined, among other things, originals and copies, certified and otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

On the basis of the foregoing, and relying on the foregoing examination and assumptions, we are of the opinion that, assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act of 1933, as amended, the shares of Common Stock being registered in the Registration Statement, when issued and sold and the consideration therefore received pursuant to the provisions of the 1999 Incentive Plan, including the stock option agreements duly authorized under the 1999 Incentive Plan, and the 1999 Purchase Plan, as applicable, and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto.

Registration Statement on Form S-8

January 22, 2007

This opinion is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 1999 Incentive Plan, the 1999 Purchase Plan, or the Common Stock.

Very truly yours,

FISHER THURBER LLP

By:	/s/ David A. Fisher
David A. Fisher

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